Exhibit 99.1

SAND HILL IT SECURITY ACQUISITION CORP. ANNOUNCES
ENGAGEMENT OF ADVANTAGE PROXY IN CONNECTION WITH
MERGER WITH ST. BERNARD SOFTWARE

MENLO PARK, Calif., July 13, 2006 /PRNewswire-FirstCall/ -- Sand Hill IT Security Acquisition Corp. (Sand Hill) (OTC Bulletin Board: SHQC.ob) today announced that it has engaged Advantage Proxy to solicit proxies in connection with its special meeting to be held on July 26, 2006 to approve its merger with St. Bernard Software. Persons having questions about the proposals to be voted upon at the special meeting may contact Advantage Proxy at:

Karen Smith
President
ADVANTAGE PROXY
Telephone:  (206) 870-8565
Fax:  (206) 870-8492

Sand Hill has filed a registration statement on Form S-4 and the proxy statement/prospectus with the SEC in connection with the proposed merger. Stockholders of Sand Hill and St. Bernard Software are urged to read the registration statement and the joint proxy statement/prospectus filed with the SEC because it contains important information. Copies of these documents may be obtained free of charge from the SEC's website at http://www.sec.gov or at Sand Hill's web site at www.sandhillsecurity.com.

About Sand Hill IT Security Acquisition Corp.
Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 4,100,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $22.1 million are held in a trust account with American Stock Transfer & Trust Company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

About St. Bernard Software
St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company's award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

Investor Information
Sand Hill stockholders are urged to read the joint proxy statement/ prospectus filed, and any other relevant materials filed by Sand Hill, because they contain, or will contain, important information about Sand Hill, St. Bernard Software and the proposed merger. These materials and other relevant materials (when they become available) and any other documents filed by Sand Hill with the SEC, may be obtained for free at the SEC's website at www.sec.gov. Investors may obtain free copies of these documents by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025.

Not a Proxy Statement
This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the joint proxy statement/prospectus that has been mailed to all stockholders of Sand Hill. Investors and security holders of Sand Hill are urged to read the joint proxy statement/prospectus because it contains important information about Sand Hill and St. Bernard Software.

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Media Contact
Patricia Block
Block Consulting
(650) 344-6691
pblock@blockconsulting.net